Exhibit 10.22

OM ASSET MANAGEMENT LIMITED

LOAN NOTE INSTRUMENT

constituting up to US$37,000,000
in nominal amount of Loan Notes

dated     September 2014

CONTENTS

		Page
Clause
1	Definitions and interpretation	2
2	Issue of Loan Notes	3
3	Principal amount of Loan Notes	3
4	Covenants by the Company	4
5	Loan Note Certificates	4
6	Register of Loan Notes	4
7	Amendments	4
8	Third party rights	4
9	Notices	5
10	Governing law and jurisdiction	5

Schedule
1	Form of Loan Note Certificate	6
2	The Conditions	8
3	Provisions as to redemption, registration and transfer	11

THIS DEED POLL INSTRUMENT is made on   September 2014 by OM Asset Management Limited, a limited liability company incorporated under the laws of England and Wales, with company number 09062478, having its registered office at 5th Floor, Millennium Bridge House, 2 Lambeth Hill, London, United Kingdom, EC4V 4GG (the “Company”)

WHEREAS:

The Company intends to issue the Loan Notes (as defined below) which will constitute legally binding debt obligations of the Company owed to the registered holders of the Loan Notes in their capacity as creditors of the Company.

THIS DEED WITNESSES AS FOLLOWS:

1                                         Definitions and interpretation

1.1                               In this instrument the following words and expressions have the following meanings:

Articles: the Articles of Association of the Company from time to time;

Business Day: any day (other than a Saturday or Sunday) on which banks generally are open in London and New York for the transaction of normal banking business;

Conditions: the terms and conditions of the Loan Notes which are set out in schedule 2 (as from time to time modified in accordance with the provisions of this instrument) and “Condition” shall be construed accordingly;

Directors: the board of directors of the Company from time to time;

Event of Default: any of the events listed in Condition 5.1;

Excess Cash: as of any relevant date of determination, an amount as determined by the Company which is equal to the amount of the Company’s and Old Mutual (US) Holdings Inc.’s readily available cash on hand (excluding any amounts which are available to be borrowed) less the sum of (a) all payments and expenditures made but which have not yet been reflected as a deduction to such cash on hand, and (b) all payments and expenditures to be made and reasonably anticipated to be made in the immediately succeeding quarter, including, without limitation, payments (i) due under the deferred tax asset deed entered into on or about the date hereof between the Company and OM Group (UK) Limited; (ii) due under the co-investment deed entered into on or about the date hereof between the Company and OM Group (UK) Limited; (iii) due under any Senior Instrument (including all payments of principal, interest and fees thereunder); and (iv) consisting of dividends to be paid to holders of the Company’s ordinary shares;

Extraordinary Resolution: a resolution in writing signed by or on behalf of Noteholders holding not less than 75 per cent. in nominal amount of the Loan Notes for the time being outstanding.  Such resolution in writing may be contained in one document or in several documents in like form each signed by or on behalf of one or more of the Noteholders;

Loan Notes: the US$37,000,000 in nominal amount of subordinated loan notes of the Company hereby constituted or (as the context may require) the principal amount thereof for the time being issued and outstanding representing debt obligations of the Company;

Loan Note Certificates: the certificates issued in respect of the Loan Notes pursuant to this instrument in the form or substantially in the form set out in schedule 1;

Loan Note Documents: each of this instrument, the Conditions, each Loan Note and each Loan Note Certificate;

Maturity Date: means the 10th anniversary of the date of this instrument;

Noteholder or registered holder: OM Group (UK) Limited or, if different, the person(s) for the time being entered in the Register;

receiver: includes a receiver, a receiver and manager and an administrative receiver, as applicable, and any similar officer in any relevant jurisdiction;

Register: the register referred to in clause 6.1;

Senior Instrument: any document, instrument or agreement evidencing a working capital credit facility from the Senior Lender for the Company;

Senior Lender: any one or more third party financial institutions (or any person or entity acting on behalf of one or more financial institutions as their agent or representative) which provides a working capital credit facility for the Company from time to time;

Subordination Agreement: any subordination agreement entered into, or to be entered into, among the Company, the Noteholder and the Senior Lender and such term shall include the subordination provisions contained in the Conditions;

US$: means the lawful currency of the United States of America.

1.2                               The expression “this instrument” includes the schedules to this instrument and any instrument expressed to be supplemental to this instrument and to its schedules (if any).

1.3                               In this instrument and each Loan Note Document:

1.3.1                             any reference to any statute or statutory provision includes any subordinate legislation made under that statute or statutory provision, whether before or after the date of this instrument;

1.3.2                             any reference to any legislation (whether of the United Kingdom, the United States of America or elsewhere) including to any statute, statutory provision or subordinate legislation (“Legislation”) includes a reference to that Legislation as from time to time amended or re-enacted, whether before or after the date of this instrument; and

1.3.3                             any reference to re-enactment includes consolidation and rewriting, in each case whether with or without modification.

1.3.4                             a reference to a clause or schedule is a reference to a clause or schedule to this instrument;

1.3.5                             references to costs, charges or expenses shall include any irrecoverable value added tax or similar tax charged in respect thereof; and

1.3.6                             references to any action, remedy or method of judicial proceeding for the enforcement of the rights of creditors shall be deemed to include, in respect of any jurisdiction other than England, references to such action, remedy or method of judicial proceeding for the enforcement of the rights of creditors available or appropriate in such jurisdiction as shall most nearly approximate to the action, remedy or method of judicial proceeding described or referred to in this instrument.

2                                         Issue of Loan Notes

2.1                               The Loan Notes constitute direct debt obligations of the Company for the due and punctual payment of the principal in respect of them to the Noteholders (from time to time) as creditors of the Company under the Loan Notes and for the performance of all the obligations of the Company with respect to the Loan Notes.

3                                         Principal amount of Loan Notes

3.1                               The maximum aggregate principal amount of the Loan Notes is limited to US$37,000,000.

4                                         Covenants by the Company

4.1                               The Company covenants for the benefit of each of the Noteholders:

4.1.1                             that, as and when the Loan Notes or any of them is due to be repaid as provided by this instrument and the Conditions, subject only to any limitation which may be set forth in a Subordination Agreement, it will, as debtor in respect of the payment obligations under the Loan Notes, pay to the Noteholders, as creditors in respect of the payment obligations under the Loan Notes, the principal amount of the Loan Notes due to be repaid in accordance with the Conditions.  Any such payment shall be subject to receipt from the Noteholders of the relevant Loan Note Certificates (or an indemnity in respect of any that may be lost in terms reasonably satisfactory to the Company) at the registered office of the Company or otherwise in accordance with the terms of this instrument; and

4.1.2                             duly to perform and observe the obligations imposed on it in the Loan Note Documents and any Noteholder may sue the Company for the performance or observance of the provisions of the Loan Note Documents in relation to his Loan Notes.

5                                         Loan Note Certificates

5.1                               The Loan Note Certificates shall be issued in accordance with the provisions of the Articles and all applicable laws.  Every Loan Note Certificate shall be in the form or substantially in the form set out in schedule 1 with such modifications as the Company and the Noteholders may from time to time approve (subject to the Articles) and shall have the Conditions endorsed on it.

5.2                               The Company shall comply with the Conditions and the provisions set out in schedule 3 and the Loan Notes shall be held subject to such Conditions and provisions, all of which Conditions and provisions shall be deemed to be incorporated in this instrument and shall be binding on the Company and the Noteholders and all persons claiming through or under them respectively.

5.3                               Each Noteholder shall be entitled to receive, free of charge, a Loan Note Certificate for the Loan Notes held by him.  When a Noteholder has transferred part only of his holding of the Loan Notes he shall be entitled to receive free of charge a fresh Loan Note Certificate for the balance of his Loan Notes not so transferred.

6                                         Register of Loan Notes

6.1                               The Company shall at all times keep or procure to be kept at its registered office an accurate register showing the principal amount of the Loan Notes for the time being issued and outstanding and the date of issue, redemption and all subsequent transfers or changes of ownership of such Loan Notes and the names and addresses of the Noteholders and the persons deriving title under them.  A copy of the register shall be sent to any Noteholder promptly following a request therefor.

7                                         Amendments

The provisions of the Loan Note Documents and the rights of the Noteholders are subject to modification, abrogation or compromise only with the sanction of an Extraordinary Resolution.

8                                         Third party rights

This instrument confers benefits on each Noteholder and is intended to be enforceable by each such Noteholder.  In addition, this instrument confers benefits on each Senior Lender with respect to the subordination provisions contained in the Conditions and is intended to be enforceable by each such Senior Lender.  Except as set forth in the two immediately preceding sentences, nothing in the Loan Note Documents shall confer on any person any right to enforce any term of this Instrument, any Loan Notes or the Conditions which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999 or otherwise.

9                                         Notices

9.1                               Any communication to be made under or in connection with the Loan Note Documents shall be made in writing by letter or by email to the following addresses:

9.1.1                             with respect to the Company:

OM Asset Management Limited

c/o Old Mutual (US) Holdings Inc.

For the attention of: Stephen H. Belgrad

53rd Floor

200 Clarendon Street

Boston

MA 02116-5093

Email address: sbelgrad@oldmutualus.com

or at such other address as the Company shall have specified to each Noteholder in writing.

9.1.2                             with respect to any Noteholder, the address and email address provided by the Noteholder to the Company in writing on issuance or transfer of any Loan Note, or at such other address as that Noteholder shall have specified to the Company in writing.

9.2                               Any communication made or delivered under or in connection with this Agreement by one Party to another will be effective only when received by the recipient in readable form.

10                                  Governing law and jurisdiction

10.1                        This instrument and each of the other Loan Note Documents are governed by and shall be construed in accordance with the laws of England and Wales.  Non-contractual obligations (if any) arising out of or in connection with this instrument and the other Loan Note Documents (including its/their formation) shall also be governed by the laws of England and Wales.

10.2                        The Company submits to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with this instrument and/or the other Loan Note Documents (including their formation).

10.3                        The Company waives any right to object to an action being brought in the courts of England and Wales, to claim that the action has been brought in an inconvenient forum or to claim that those courts do not have jurisdiction.

This deed poll instrument has been executed by the Company as a deed and delivered on the date shown at its head.

SCHEDULE 1

Form of Loan Note Certificate

No. of Loan Note Certificate	Nominal Amount of Loan Notes

[1]	US$[ ]

OM ASSET MANAGEMENT LIMITED

(the “Company”)

A company incorporated under the laws of England and Wales

Registered Office: 5th Floor, Millennium Bridge House, 2 Lambeth Hill,

London, United Kingdom, EC4V 4GG

Registered number: 09062478

Issue of US$[  ] in nominal amount of Loan Notes.

Created pursuant to the Company’s Articles of Association and to a resolution of the directors of the Company passed on [   ] September 2014.

THIS IS TO CERTIFY that [insert name of holder and address] is the registered holder of US$[  ] in nominal amount of the above-mentioned Loan Notes which were constituted by an instrument dated [  ] September 2014 (as such instrument may be amended from time to time, the “Instrument”) and made by the Company. The Loan Notes are also issued subject to and with the benefit of the provisions contained in the Instrument and the Conditions endorsed on this Loan Note Certificate.

The Maturity Date of the Loan Notes represented by this Loan Note Certificate is the earlier of:

a)             [   ] September 2024; and

b)             the date upon which those Loan Notes are accelerated pursuant to Condition 2.2.

The Loan Notes constitute debt obligations of the Company owed to the registered holder as a creditor of the Company.  The Loan Notes are repayable in accordance with the Conditions endorsed on this Loan Note Certificate.

The Loan Notes are governed by and shall be construed in accordance with the laws of England.  Non-contractual obligations (if any) arising out of or in connection with the Loan Notes (including its/their formation) shall also be governed by the laws of England.

Executed and delivered as a DEED on      September 2014.

EXECUTED AND DELIVERED	)
AS A DEED by	)
OM ASSET MANAGEMENT LIMITED	)
acting by its authorised signatory	)

Witness:	Signature:

Name:

Address:

NOTES:

1.                                      The Loan Notes are transferable in integral multiples of US$1.00 (or, if less, the total amount outstanding under the Instrument as at the transfer date) in nominal amount subject to the provisions of schedule 2 and schedule 3 to the Instrument.

2.                                      No transfer of any part of the Loan Notes represented by this Loan Note Certificate will be registered unless it is accompanied by this Loan Note Certificate (or any replacement hereof) and delivered to the Company’s registered office.

3.                                      Where the context so admits, terms defined in the Instrument shall have the same meanings when used in this Loan Note Certificate or in the Conditions endorsed on this Loan Note Certificate.

SCHEDULE 2

The Conditions

1                                                  Status

1.1                                        The Loan Notes are issued in amounts and multiples of US$1.00 nominal and constitute obligations of the Company.

1.2                                        The instrument does not contain any restrictions on borrowing, charging or disposing of assets.

2                                                  Repayment and Maturity Date of Loan Notes

2.1                                        On each 28 February, 31 May, 31 August and 30 November following the date of the Loan Note Instrument the Company shall, subject to the subordination provisions contained in these Conditions and in any Subordination Agreement, repay the principal amount of the Loan Notes then outstanding in an amount equal to the greater of: (i) $1,000,000 and (ii) an amount equal to the Company’s Excess Cash at the time of such repayment, and the Company shall provide notice of the amount of any such repayment to the Noteholders.

2.2                                        The Company shall on the Maturity Date repay the whole of the principal amount of the Loan Notes then outstanding.

2.3                                        After the occurrence of any Event of Default which is continuing, any Noteholder may by notice to the Company declare all or part of their Loan Notes to be immediately repayable, whereupon the principal amount of such Loan Notes shall become immediately repayable.

3                                                  Cancellation of redeemed Loan Notes

All Loan Notes redeemed by the Company will be cancelled and will not be available for re-issue.

4                                                  Surrender and enfacement of Loan Note Certificates

Each Noteholder any of whose Loan Notes is due to be repaid shall, if requested by the Company not later than the due date for such repayment, deliver up his Loan Note Certificate to the Company or as it shall direct and if any Loan Note Certificate so delivered up includes any Loan Notes not then due to be repaid the Company may enface such Loan Note Certificate with a memorandum of the date and amount repaid and return the same or may cancel such Loan Note Certificate and issue to such Noteholder a new Loan Note Certificate for the balance of the Loan Notes held by him and not so due to be repaid.

5                                                  Events of Default

5.1                                        The following shall be Events of Default:

5.1.1                                                   if any petition is presented or resolution passed for the winding up, or an application is made for the dissolution, of the Company, save for the purposes of a reorganisation or reconstruction or amalgamation the terms of which have been approved by an Extraordinary Resolution; or

5.1.2                                                   if a petition is presented for the making of an administration order or an application is made to appoint an administrator or notice of an intention to appoint an administrator is issued in relation to the Company; or

5.1.3                                                   if a receiver is appointed in respect of any assets of the Company; or

5.1.4                                                   if the Company shall suspend payment of its debts or be found to be liable to be unable to pay its debts (within the meaning of s.123 Insolvency Act 1986); or

5.1.5                                                   if a distress, execution or other legal process is levied against any of the assets of the Company which is not fully discharged within seven days of the Company receiving notice of the same; or

5.1.6                                                   if the Company puts forward proposals for a voluntary arrangement, scheme of arrangement or other compromise with its creditors generally or any class of creditors, save where the terms of such arrangement or compromise have been approved by an Extraordinary Resolution; or

5.1.7                                                   if the Company (whether by virtue of a disposal of all or a substantial part of its undertaking or assets or for any other reason) ceases to carry on its business.

6                                                  Payments

6.1                                        All payments by the Company to the Noteholders, whether of principal or any other item, shall be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise whatsoever), unless the deduction or withholding is required by any applicable law, in which event the Company shall:

6.1.1                                                   ensure that the deduction or withholding does not exceed the minimum amount legally required;

6.1.2                                                   pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding; and

6.1.3                                                   use its reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any taxes deducted or withheld pursuant to this Condition 6 from each relevant taxing jurisdiction and will furnish to the Noteholders, within 60 days after the date the payment of any taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing payment by the Company or if, notwithstanding the Company’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by the Company.

7                                                  Voluntary Prepayment

Notwithstanding any other provision of the Loan Note Instrument or the Conditions, but subject in all cases to the subordination provisions contained in the Conditions or any Subordination Agreement, the Company may prepay any of the outstanding principal on the Notes at any time upon giving two Business Days’ notice to the Noteholders (or such shorter notice period as the Company may agree with the Noteholders).

8                                                  Interest

The Loan Noes do not bear interest.

9                                                  Subordination

By its acceptance of the Loan Notes and the other Loan Note Documents, the Noteholder hereby acknowledges and agrees that the Noteholder’s payment rights hereunder shall at all times be subordinated and junior to the rights of the Senior Lender under the Senior Instrument.  The Company shall not make, and the Noteholder shall not accept, any payments of principal or other amounts owing hereunder if both immediately prior to and after giving effect to such payment, a default or event of default has occurred and is continuing or would occur under the applicable Senior Instrument.  To the extent the Noteholder receives any payments hereunder at a time when the Noteholder is not entitled to receive such payments pursuant to the immediately preceding sentence, the Noteholder shall hold such amounts received as agent for the Senior Lender and shall immediately turn over to the Senior Lender all such amounts received, with appropriate endorsements if needed.  An amount equal to the amount received or recovered by the Noteholder and paid or distributed to the Senior Lender pursuant to the provisions of this Condition 9 or any related Subordination Agreement will be treated as not having been paid or distributed to the Noteholder by the Company.  To the extent a Senior Lender requests that a separate Subordination Agreement be entered into to reflect the subordination terms set forth herein, the Noteholder and the Company shall use commercially reasonable efforts to negotiate and enter into such a Subordination Agreement.  The Senior Lender shall be entitled to rely on the provisions of this paragraph as if it were a party hereto.

, in its capacity as holder of a Note, hereby countersigns these terms and conditions in order to expressly confirm its agreement with all terms contained herein and in the loan note instrument (including, without limitation, all provisions relating to subordination contained herein and therein):

EXECUTED AND DELIVERED	)
AS A DEED by	)
[NOTEHOLDER NAME]	)
acting by its authorised signatory	)

Witness:	Signature:

Name:

Address:

SCHEDULE 3

Provisions as to redemption, registration and transfer

1                                                  Recognition of Noteholder as absolute owner

1.1                                        Except as required by law or as ordered by a Court of competent jurisdiction the Company will recognise the registered holder of any Loan Notes as the absolute owner of such Loan Notes and shall not be bound to take notice or see to the execution of any trust whether express, implied or constructive to which any Loan Notes may be subject.

1.2                                        The payment to the registered holder for the time being of any Loan Notes of the principal thereof or of any other moneys payable in respect thereof shall be a good discharge to the Company notwithstanding any notice it may have whether express or otherwise of the right, title, interest or claim of any other person to or in such principal or moneys.  No notice of any trust, express, implied or constructive shall (except as provided by statute or as required by an order of a Court of competent jurisdiction) be entered in the Register in respect of any Loan Notes.

2                                                  Transferability of Loan Notes

The Loan Notes are transferable in integral multiples of US$1.00 (or, if less, the total amount outstanding under the instrument as at the transfer date) in nominal amount by instrument in writing in any form which the Directors may approve.

SIGNATURE PAGE

EXECUTED AND DELIVERED	)
AS A DEED by	)
OM ASSET MANAGEMENT LIMITED	)
acting by its authorised signatory	)

Witness:	Signature:

Name:

Address: